News Release

Pacer International Appoints Transportation Industry Expert

to Board of Directors

CONCORD, Calif., September 18, 2007 - Pacer International, Inc. (Nasdaq:PACR), the North American third-party logistics and freight transportation provider, has appointed J. Douglass Coates to its Board of Directors.

Mr. Coates is a principal of the Manalytics division of TranSystems Corporation, a San Francisco-based firm specializing in the transportation, logistics and supply chain industry, and president of TranSystems' Management and Supply Chain Consulting practice.

The long-time transportation industry operating executive and consultant brings a wealth of transportation and supply chain industry experience to the Pacer Board of Directors. As a consultant, Mr. Coates has managed a broad range of projects in transportation, distribution and logistics environments. For more than 15 years, he has consulted for beneficial owners of goods (manufacturers, wholesalers, retailers), carriers, and third party providers of various goods and services (logistics companies, equipment manufacturers, software and other information technology companies, and financial institutions).

Before joining Manalytics, Mr. Coates spent five years with American President Lines (APL), the world's sixth largest container transportation and shipping company. He served as president of American Consolidation Services (now APL Logistics) ? APL's consolidation and logistics arm for high-value products that operates primarily in the Pacific Rim. In addition, he was vice president of Marketing for American President Distribution Services (formerly National Piggyback), one of the largest shippers' agents in North America.

During his career, he has held other industry positions including president of Milne Truck Lines, the less-than-truckload carrier operation for Sun Carriers, and president of Itel Rail, a lessor of railroad rolling stock and operator of short line railroads. Mr. Coates also served as a director of Stonepath Group, Inc., a provider of third-party logistics services.

Mr. Coates holds a Bachelor of Science degree in Engineering from Pennsylvania State University and a Master of Business Administration degree from the Wharton School of the University of Pennsylvania.

"Doug has an insider's understanding of how high-performing transportation service companies should operate. More important, he knows how ultimate users of transportation systems view supply chain management," said Mike Uremovich, chairman and chief executive officer for Pacer International. "Pacer will benefit from his insights as we continue to implement our strategy of accelerating product integration and improving levels of customer service."

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ABOUT PACER INTERNATIONAL

Pacer International, a leading non-asset based North America third-party logistics and freight transportation provider, through its Intermodal and Logistics operating segments, offers a broad array of services to facilitate the movement of freight from origin to destination. The Intermodal Segment offers wholesale services provided by Pacer Stacktrain (cost-efficient, two-tiered rail transportation for containerized shipments) and Pacer Cartage (local trucking), as well as retail services through its Rail Brokerage group (intermodal marketing). The Logistics Segment provides retail truck brokerage, trucking, warehousing and distribution, international freight forwarding, and supply-chain management services. Pacer International is headquartered in Concord, California. Its Intermodal and Logistics operating segments are headquartered in Concord, California, and in Dublin, Ohio, respectively. Web site: www.pacer-international.com.

INVESTOR CONTACT

Larry Yarberry, CFO

Pacer International

(925) 887-1577 phone

larry.yarberry@pacer.com

MEDIA CONTACT

Jennifer Matthews

Pacer International

(925) 887-1555 phone

jennifer.matthews@pacer.com